Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-78579

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MAY 28, 1999)

GLENBOROUGH REALTY TRUST INCORPORATED
1,905,093 SHARES OF COMMON STOCK

     This prospectus supplement should be read in conjunction with the prospectus dated May 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The following information replaces in its entirety the information provided in the prospectus under the caption “Selling Stockholders.”

SELLING STOCKHOLDERS

     The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders, and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders upon completion of the offering or offerings pursuant to this Prospectus, assuming (i) each Selling Stockholder tenders all of its or his/her Units for redemption and that the Company elects to redeem all such Units for shares of Common Stock instead of cash and (ii) each Selling Stockholder sells all of its or his/her respective shares. Since (x) the Selling Stockholders may elect to tender all, or some or none of their Units for redemption, and the Company may elect to redeem all, or some or none of such tendered Units for shares of Common Stock or cash and (y) the Selling Stockholders may sell all, or some or none of their shares, no estimate can be made of the aggregate number of shares of Common Stock that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of an offering to which this Prospectus relates. The number of shares in the following table represents the number of shares of Common Stock the person beneficially owns, and the extent to which the person holds Units as opposed to shares of Common Stock is set forth in the notes to such table.

	Beneficial Ownership					Beneficial Ownership
	Prior to Offering (1)					After Offering (1)

			Percentage of				Percentage of
			Shares Outstanding	Number of Shares			Shares Outstanding
Selling Stockholder	Number of Shares (1)		(2)	Offered Hereby		Number of Shares (1)	(2)

Group of Unit Holders (3)	220,555	(4)	*	199,985		20,570	*
Pauls Real Property Holdings, LLC	285,302	(5)	*	285,302	(12)	—	—
Pauls Industrial Two, LLC	39,731	(5)	*	39,731	(12)	—	—
William B. Pauls	37,072	(5)	*	37,072	(12)	—	—
Powers-Pauls Holdings, LLC	28,197	(5)	*	28,197		—	—
Paul Powers	7,415	(5)	*	7,415		—	—
Brian Pauls	2,471	(5)	*	2,471		—	—
Bradley Pauls	2,471	(5)	*	2,471		—	—
Medallion Enterprises	21,184	(5)	*	21,184		—	—
Francesco Galesi	280,906	(5)	*	280,906		—	—
Galesi Woodlake, Inc.	220,153	(5)	*	220,153		—	—
Francesco Galesi Irrevoc. Grantor Trust	205,722	(5)	*	205,722		—	—
NFG, a Texas limited partnership	63,925	(5)	*	2,703		61,222	*
Robert L. Lauth, Jr.	205,590	(6)	*	195,603		9,987	*
Terry L. Eaton	167,942	(7)	*	165,000	(8)	2,942	*
Russell D. Richardson	108,577	(9)	*	105,635		2,942	*
John C. Hart	78,809	(10)	*	63,859		14,950	*
Jeri E. Eaton	57,684	(11)	*	41,684	(8)	16,000	*

*	less than 1%

(1)	Assumes (i) the exchange of all Units held by each person for shares of common Stock on a one-for-one basis, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock.

(2)	Assumes (i) the exchange for shares of Common Stock only of the Units owned by the Selling Stockholder, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock. The total number of shares outstanding used in calculating the percentage amounts assumes no other Units have been exchanged for shares of Common Stock.

(3)	Comprises 12 Unit holders aggregating less than one percent of outstanding shares of Common Stock, assuming the exchange for shares of Common Stock of Units held by such Unit holders as described in footnote 2 above.

(4)	Includes 199,985 shares of Common Stock issuable upon exchange of Units.

(5)	Comprises Units.

(6)	Includes 195,603 shares of Common Stock issuable upon exchange of Units.

(7)	Includes 165,000 shares of Common Stock issuable upon exchange of Units.

(8)	Reflects shares of Common Stock issuable upon exchange of Units owned by the named selling stockholder, all of which have been pledged to Merrill Lynch Private Finance Inc., its parent Merrill Lynch & Co., Inc. or any other subsidiary thereof (collectively, “ML”) as collateral for a loan facility. ML may sell the shares issuable upon exchange of such Units if a default or demand occurs under the loan facility.

(9)	Includes 105,635 shares of Common Stock issuable upon exchange of Units.

(10)	Includes 63,859 shares of Common Stock issuable upon exchange of Units.

(11)	Includes 41,684 shares of Common Stock issuable upon exchange of Units.

(12)	Pursuant to a Loan and Collateral Agreement, dated as of November 3, 1999, as amended, by and among Pauls Real Property Holdings, LLC (the “Borrower”), Pauls Industrial Two, LLC, William B. Pauls, Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”), 362,105 Units and underlying common stock that are subject to this prospectus have been pledged to Merrill Lynch Private Finance Inc. as security for a loan or other extension of credit to the Borrower. Upon a default under the Loan Agreement, Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such Units, may sell the applicable shares of common stock offered by this prospectus.

The date of this Prospectus Supplement is May 23, 2003.